Exhibit 10.22

EXECUTIVE SEVERANCE BENEFITS AGREEMENT

This EXECUTIVE SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is made and entered into effective as of January 3, 2011 (the “Commencement Date”), between Guitar Center, Inc., a Delaware corporation (the “Company”), and Soren Mills (the “Executive”).

RECITALS:

A.  Executive is currently employed by the Company (which for purposes hereof shall include employment by a Company subsidiary).

B.  The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event Executive’s employment with the Company is terminated under the circumstances described herein.

C.  This Agreement supersedes any prior Executive Severance Benefits Agreement between the Company and Executive.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    TERM OF AGREEMENT. This Agreement shall commence on the Commencement Date hereof and shall continue in effect until, if elected by the Company in its sole discretion, immediately prior to the closing of a public offering and sale of the Company’s Common Stock for cash pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, provided that the Company notifies the Executive in writing of such pending termination at least fifteen (15) days but no more than one hundred and twenty (120) days prior to the date of closing of such public offering (the “Scheduled Expiration Date”).

2.  SEVERANCE.

(a)  SEVERANCE.  No benefits shall be payable under this Agreement unless there has been a Qualifying Termination. For purposes of this Agreement, a “Qualifying Termination” shall mean a termination of Executive’s employment with the Company prior to the Scheduled Expiration Date (i) by the Company without Cause or (ii) by the Executive with Reasonable Justification. A termination of Executive’s employment as a result of Executive’s death or Disability (as defined below) shall not be a Qualifying Termination. In the event of a Qualifying Termination, Executive shall be entitled to receive the following severance benefits, unless Executive has breached the provisions of this Agreement, in which case the provisions of Section 8(a)(ii) shall apply:

(i)  ACCRUED BASE SALARY.  The Company shall pay to the Executive his current base salary through the date of termination.

(ii)  CASH SEVERANCE.  Subject to the provisions of Section 8(o), Executive shall be entitled to receive, at the times specified in Section 2(b), severance pay in an amount equal to the sum of:

(A)  Executive’s current annual base salary as in effect immediately prior to the date of termination, payable over (1) in the event the date of termination is on or before January 3, 2012, the six (6) month period commencing on the date of termination or (2) in the event the date of termination is after January 3, 2012, the twelve (12) month period commencing on the date of termination (in either case, the “Severance Period”); plus

(B)  an annual cash bonus equal to (1) in the event the date of termination is on or before January 3, 2012, 25% of Executive’s current annual base salary or (2) in the event the date of termination is after January 3, 2012, the last annual cash bonus (in each case excluding any portion thereof that the Chief Executive Officer of the Company considered extraordinary and non-recurring) Executive received prior to termination, if any (except as set forth in the immediately preceding clause, the Company shall not be obligated to pay any bonus with respect to the year in which the date of termination occurs or for any completed year for which bonuses have not yet been allocated, regardless of the financial performance of the Company or any other Company policy or prior practice); plus

(C)  any unpaid vacation accrued through the date of termination in accordance with Company policy; plus

(D)  reimbursement for all outstanding expenses incurred by Executive prior to the date of termination and in the course of performing Executive’s duties as an employee of the Company which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

(iii)  BENEFITS.  In the event that Executive elects to continue group health insurance coverage for himself and his eligible dependents who were covered under the Company’s medical plans as of the date of termination, at the same level in effect as of the date of termination, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay for the amount of his premium payments for such coverage for the six (6) or twelve (12) month, as applicable, Severance Period (or, if such continuation is not permitted by the Company’s insurers beyond the date of termination, a lump sum cash payment equal to the average annual premium the Company pays to obtain health insurance for an employee and his or her eligible dependents, which shall be paid to Executive within sixty (60) days after the date of termination). In the event Executive desires to discontinue this coverage, he shall notify the Company in writing which shall promptly terminate the coverage benefit.

(iv)  COMPANY CAR.  Executive may at his sole expense elect to (A) assume the lease on any Company-provided automobile used by Executive as of the date of termination, if any, or, if such vehicle is owned by the Company, purchase such vehicle at a price equal to its wholesale “blue book” value or (B) return such vehicle to the Company as provided for in Section 8(h).

(v)  EQUITY INCENTIVE PROGRAMS.  Following the date of termination, Executive’s equity incentives, if any, shall continue to be governed by the terms of the plan and agreements pursuant to which such equity incentives were granted.

(b)  TIMING OF POST-TERMINATION PAYMENTS.  Subject to Section 8(o), the severance payments provided for in Section 2(a)(ii)(A) above shall be paid periodically in the same amounts and at the same intervals as Executive’s base salary was paid immediately prior to the date of termination. The severance payment provided for in Section 2(a)(ii)(B) above shall be paid on the last day of the Severance Period. If Executive has breached the provisions of this Agreement, the Company shall have the right to terminate the severance payments provided for in this Section 2 pursuant to the provisions of Section 8(a)(ii).

(c)  TAXES.  Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

(d)  EXCLUSIVE REMEDY.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, the Executive’s sole and exclusive remedy shall be to receive the severance payments and benefits described in this Section 2. Executive shall have no duty to mitigate any damages which Executive may suffer as a result of any termination of employment nor shall the severance benefits payable to Executive be reduced by any sums actually earned by Executive as a result of any other employment obtained by Executive.

(e)  RELEASE.  As a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, the Executive shall be required, within 60 days of Executive’s termination of employment, to execute a general release of all claims arising out of his employment or the termination thereof, which general release will also include a customary non-disparagement covenant from Executive (the “Executive Release”), in a form reasonably acceptable to the Company. Such Executive Release shall specifically relate to all of the Executive’s rights and claims in existence at the time of such execution but shall exclude any continuing obligations the Company or any of its affiliates may have to the Executive following the date of termination under this Agreement or any other agreement expressly providing for obligations to survive the Executive’s termination of employment.

(f)  OTHER TERMINATION.  If the Employment Period is terminated prior to the Scheduled Expiration Date for any reason other than by the Company without Cause or by the Executive with Reasonable Justification, including as a result of Executive’s death or Disability, the Executive shall be entitled to receive only his base salary and then only to the extent such amount has accrued through the date of termination.

(g)  DEFINITION OF CAUSE.  For purposes of this Agreement, “Cause” means any termination by the Company of Executive’s employment within ninety (90) days after the Board of Guitar Center, Inc. (“Parent”) becomes aware of the occurrence of any of the following:

(i)  the ongoing and repeated failure by the Executive to perform such lawful duties consistent with Executive’s position as are reasonably requested by either the Chief Executive Officer of the Company or the Board of Parent in good faith as documented in writing to the Executive;

(ii)  the Executive’s ongoing and repeated material neglect of his duties on a general basis, notwithstanding written notice of objection from either the Chief Executive Officer of the Company or the Board of Parent and the expiration of a thirty (30) day cure period;

(iii)  the commission by the Executive of any act of fraud, theft or criminal dishonesty with respect to the Company or any of its affiliates, or the conviction of the Executive of any felony;

(iv)  the Executive’s failure to adhere to all policies and procedures established by the Company from time to time in its discretion, generally applicable to all executives of the Company and disclosed to Executive, including without limitation, any policies related to sexual harassment, anti-discrimination and similar employment practices;

(v)  the commission of any act involving moral turpitude which (y) brings the Company or any of its affiliates into public disrepute or disgrace, or (z) causes material injury to the customer relations, operations or the business prospects of the Company or any of its affiliates; or

(vi)  material breach by the Executive of any Agreement with the Company or any of its affiliates, including, without limitation, this Agreement and any breach by the Executive of the Nondisclosure, Noncompete and Nonsolicitation provisions provided in Section 3 below (the “Restrictive Covenants”),  not cured within thirty (30) days after written notice to Executive from either the Chief Executive Officer of the Company or the Board of Parent; provided, however, that in the event of an intentional breach of the Restrictive Covenants, the Executive shall not have the opportunity to cure.

(h)  DEFINITION OF DISABILITY.  For purposes of this Agreement the term “Disability” means any long-term disability or incapacity which (i) renders the Executive unable to substantially perform all of his duties hereunder for ninety (90) days during any one hundred eighty (180) day period or (ii) would reasonably be expected to render the Executive unable to substantially perform all of his duties for ninety (90) days during any one hundred eighty (180) day period, in each case as determined by the Board of Parent (excluding the Executive if he should be a member of the Board of Parent at the time of such determination) in its good faith judgment after seeking and reviewing advice from a qualified physician.

(i)  DEFINITION OF REASONABLE JUSTIFICATION.  For purposes of this Agreement, “Reasonable Justification” means any voluntary termination by the Executive of his employment with the Company within ninety (90) days after the occurrence of any of the following events without Executive’s written consent:

(i)  the Executive is directed to perform an act that the Executive reasonably believes after consultation with counsel to be in contravention of law, or which the Executive reasonably believes would subject the Company and himself to material liability, despite his prior express written objection addressed to the Board of Parent with respect to such action;

(ii)  there has been any material reduction in the nature or scope of Executive’s responsibilities, or the Executive is assigned duties that are materially inconsistent with his position (in each case, other than on a temporary basis);

(iii)  there is any material reduction in the Executive’s base salary or target bonus opportunity or a material reduction in Executive’s other benefits (other than reductions in benefits that generally affect all employees entitled to such benefits ratably);

(iv)  the Executive is required by the Company or any of its affiliates, after written objection by the Executive addressed to the Chief Executive Officer of the Company, to relocate his principal place of employment outside a radius of fifty (50) miles from his place of employment immediately prior to such relocation; or

(v)  there is a material failure by the Company or any of its affiliates to perform any of its obligations to the Executive under this Agreement; provided, however, that with respect to breaches of clauses (ii), (iii) and (v) above, the Company shall be given written notice by Executive within 30 days of the occurrence of such breach and thirty (30) days to cure such breach after receipt of such notice.

3.  RESTRICTIVE COVENANTS.

(a)           NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

(i)  The Executive will not disclose to a third party or use for his personal benefit or for the benefit of a third party, at any time, either during the Executive’s employment period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or as required by law or as necessary for Executive to enforce his rights hereunder. The Executive will take all reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of his or her employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its subsidiaries or its affiliates which the Executive may then possess or have under his control.

(ii)  As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including but not limited to (i) information, observations and data obtained by the Executive while employed by the Company (including those obtained prior to the date of this Agreement) concerning the business or affairs of the Company, its subsidiaries or affiliates, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(b)  INVENTIONS AND PATENTS.

(i)  The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its subsidiaries or affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”) belong to the Company, such subsidiary or such affiliate. The Executive will promptly disclose such Work Product as may be susceptible of such manner of communication to the Company’s board of directors and perform all actions reasonably requested by the board (whether during or after the Executive’s employment period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its subsidiaries or affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

(ii)  CALIFORNIA EMPLOYEE PATENT ACT NOTIFICATION. In accordance with Section 2872 of the California Employee Patent Act, West’s Cal. Lab. Code Section 2870 et. seq., Executive is hereby advised that Section 3(b)(i) does not apply to any invention, new development or method (and all copies and tangible embodiments thereof) made solely by Executive for which no equipment, facility, material, Confidential Information or intellectual property of the Company or any of its subsidiaries or affiliates was used and which was developed entirely on the Executive’s own time; provided, however, that Section 3(b)(i) shall apply if the invention, new development or method (x) relates to the Company’s or any of its Subsidiaries’ or affiliates actual or demonstrably anticipated businesses or research and development, or (y) results from any work performed by Executive for the Company or any of its subsidiaries or affiliates.

(c)  NON-COMPETE AND NON-SOLICITATION.

(i)  The Executive acknowledges and agrees with the Company that during the course of the Executive’s involvement and/or employment with the Company, such Executive has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers and other business associates of the Company which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. Accordingly, the Executive agrees as follows:

(A)  The Executive acknowledges that the Company and its subsidiaries currently conducts its business throughout the United States, including without limitation the areas listed on Exhibit A attached hereto (the “Territory”).  For purposes hereof, the “Territory” shall also include any international market in which the Company or any of its subsidiaries conducts its business or has plans to conduct its business, in either event, at the time of the Executive’s date of termination. Accordingly, during the period commencing on the date hereof and ending on the one-year anniversary of the Executive’s termination of employment with the Company or any of its subsidiaries or affiliates, (such period is referred to herein as the “Non-Compete Period”), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in marketing, selling, renting or otherwise providing musical instruments, pro-audio equipment or related accessories to retail consumers (including, without limitation, students, schools and other education institutions) through any means of commerce (including without limitation physical storefronts, mail order or the Internet) within the Territory (the “Line of Business”), whether for or by himself or as a representative for any other person or entity.

(B)  Notwithstanding the foregoing, the aggregate passive ownership by the Executive of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any entity, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which entity competes with the Company (or any subsidiary or affiliate) within the Territory, shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor. In the event that any entity in which the Executive has any financial or other interest directly or indirectly enters into the Line of Business during the Non-Compete Period, the Executive shall use his reasonable best efforts to divest all of his interest (other than any amount permitted to be held pursuant to the first sentence of this Section 3(c)(i)(A)) in such entity within 30 days after learning that such entity has entered the Line of Business.

(C)  The Executive covenants and agrees that, during the Non-Compete Period, the Executive will not, directly or indirectly, either for himself or for any other person or entity, solicit any employee of the Company or any subsidiary or affiliate to terminate his or her employment with the Company or such subsidiary or affiliate or employ any such individual during his or her employment with the Company or such subsidiary or affiliate and for a period of nine months after such individual terminates his or her employment with the Company or such subsidiary or affiliate.

(ii)  The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, its subsidiaries and affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

(d)  Executive agrees that before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, Executive will provide a copy of this Agreement (including, without limitation, Sections 3(a), (b) and (c)) to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement.  Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 3 and that Executive will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 3 if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if Executive challenges the reasonability or enforceability of any of the provisions of this Section 3.

4.  NON-DISPARAGEMENT.  Executive agrees that he will not disparage or denigrate to any person any aspect of his relationship with the Company or any of its affiliates, nor the character of the Company or any of its affiliates or their respective agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of Executive by any court or government agency. In the event any government agency or any of Company’s or any of its affiliates’ present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with the Executive, the Executive agrees that he will only inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate office or current employee of the Company.

5.  TRANSITIONAL INQUIRIES.  For a reasonable period of time following the date of termination, Executive agrees to make himself available to the Company to answer telephone inquiries related to the transition of his duties. Executive’s obligations pursuant to this Section 5 are a material inducement to the Company’s entering into this Agreement with Executive.

6.  RIGHT TO CONSULT COUNSEL.  EXECUTIVE REPRESENTS AND AGREES THAT HE FULLY UNDERSTANDS HIS RIGHT TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH HIS PRIVATE ATTORNEY, AND THAT TO THE EXTENT, IF ANY, THAT HE DESIRED, HE AVAILED HIMSELF OF SUCH RIGHT. EXECUTIVE FURTHER REPRESENTS THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, THAT HE IS COMPETENT TO EXECUTE THIS AGREEMENT, THAT HIS AGREEMENT TO EXECUTE THIS AGREEMENT HAS NOT BEEN OBTAINED BY ANY DURESS AND THAT HE FREELY AND VOLUNTARILY ENTERS INTO IT, AND THAT HE HAS READ THIS DOCUMENT IN ITS ENTIRETY AND FULLY UNDERSTANDS THE MEANING, INTENT AND CONSEQUENCES OF THIS DOCUMENT.

7.  NOTICES.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by United States Post Office mail (postage prepaid and return receipt requested), telecopied to the intended recipient at the number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

Guitar Center, Inc.5795 Lindero Canyon Road

Westlake Village, California 91362

Attention: General Counsel

Telephone: (818) 735-8800

Telecopier: (818) 735-4923

If to the Executive, to the address noted on the signature page of this Agreement or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

8.  GENERAL PROVISIONS.

(a)  SEVERABILITY/ENFORCEMENT.

(i)  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(ii)  In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive materially violates any provision of this Agreement, including, without limitation, Section 3 or Section 4 hereof (and such violation, if unintentional on the part of the Executive, continues for a period of twenty-one (21) days following receipt of written notice from the Company), any severance payments then or thereafter due from the Company to the Executive may be terminated forthwith and upon such election by the Company, the Company’s obligation to pay and the Executive’s right to receive such severance payments shall terminate and be of no further force or effect. The Executive’s obligations under this Agreement, including, without limitation, Section 3 or Section 4 hereof, shall not be limited or affected by, and such provisions shall remain in full force and effect notwithstanding the termination of any severance payments by the Company in accordance with this Section 8(a)(ii). The exercise of the right to terminate such payments shall not be deemed to be an election of remedies by the Company and shall not in any manner modify, limit or preclude the Company from exercising any other rights or seeking any other remedies available to it at law or in equity.

(iii)  The parties hereto agree that, because Executive’s services to the Company (and its subsidiaries and affiliates) are unique and because he has access to the Confidential Information and Work Product, money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

(b)  COMPLETE AGREEMENT; SURVIVAL.  This Agreement, those documents expressly referred to herein and all other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way including, without limitation, any prior Executive Severance Benefits Agreement between the Company and Executive; provided, however, that this Agreement shall not amend, supercede or terminate any rights granted to Executive pursuant to any indemnification agreement between Executive and the Company or any affiliate of the Company. The representations, warranties, covenants and agreements made herein shall, as applicable, survive any termination of this Agreement in accordance with their respective terms.

(c)  SUCCESSORS AND ASSIGNS.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company. Without limiting the foregoing, it is expressly acknowledged that the Company may transfer Executive and assign this Agreement to any present or future affiliate of the Company.

(d)  GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

(e)  ARBITRATION.

(i)  Unless otherwise provided herein, in the event that there shall be a dispute (a “Dispute”) among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in Los Angeles County, California, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

(ii)  The Company will pay the direct costs and expenses of the arbitration. Executive and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement; however, Executive and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

(iii)  This Section 8(e) shall not apply to Section 3 hereof.

(f)  JURISDICTION, ETC.

(i)  Without limiting the generality of the arbitration provisions contained in Section 8(e), each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in the State of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement not required to be submitted to arbitration pursuant to Section 8(e) or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Delaware State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Delaware State or Federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iii)  The Company and the Executive further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

(g)  AMENDMENT AND WAIVER.  The provisions of this Agreement may be amended and waived by mutual agreement of the parties only by a written instrument executed by the Company and Executive which makes express reference to this Agreement and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h)  TRANSFER OF COMPANY PROPERTY.  On or before the commencement of the Severance Period, Executive agrees to turn over to the Company any and all property, tangible or intangible, relating to its business, which he possessed or had control over at any time (including, but not limited to, Executive’s Company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data), and that he shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other datafiles, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control, including any computers, cellular phones, PDA’s or similar business equipment.

(i)  HEADINGS.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j)  COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(k)  CONSTRUCTION.  The parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

(l)  AT-WILL EMPLOYMENT.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. Executive acknowledges and agrees that nothing in this Agreement shall confer upon Executive any right with respect to continuation of employment by the Company, nor shall it interfere in any way with Executive’s right or the Company’s right to terminate Executive’s employment at any time, with or without cause and with or without prior notice.

(m)  NO THIRD PARTY BENEFICIARIES.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

(n)  RESIGNATION AS OFFICER AND DIRECTOR.  Effective as of the date of termination of employment with the Company for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

(o)                                 (i)                                     Notwithstanding anything in this Agreement to the contrary, no benefits deemed deferred compensation subject to Section 409A of the Code, shall be payable upon a termination of employment pursuant to this Agreement unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”) and, except as provided under Section 8(o)(ii) of this Agreement, any such termination benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service.  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(ii)                                  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (B) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 8(o)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii)                               To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv)                              For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(v)                                 In the event any payment pursuant to this Agreement is subject to Section 409A of the Code, the aggregate level of bona fide services required by Section 5 of this Agreement shall not exceed twenty percent (20%) of the average level of bona fide services provided by Executive during the thirty-six (36) month period preceding Executive’s date of termination of employment.”

IN WITNESS WHEREOF, the parties hereto have executed this Executive Severance Benefits Agreement as of the date first written above.

GUITAR CENTER, INC.

By:	/s/ Leland P. Smith
Authorized Signatory

EXECUTIVE

/s/ Soren Mills
Soren Mills

Address for Notice: